Exhibit 1.01

Super Micro Computer, Inc.
Conflict Minerals Report
For the Calendar Year Ended December 31, 2018

I. Introduction
This report for the year ended December 31, 2018 has been prepared pursuant to Rule 13p-1 and the Specialized Disclosure Report on Form SD ("Form SD") under the Securities Exchange Act of 1934 (collectively, the "Rule"). The Rule was adopted by the Securities and Exchange Commission (the "SEC") to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. Conflict minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold ("3TG").

If a registrant determines that conflict minerals are necessary to the functionality or production of products manufactured or contracted by the registrant to be manufactured, the registrant must submit a Form SD which describes the reasonable country of origin inquiry (“RCOI”) that it undertook to determine whether such necessary conflict minerals originated from the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”).

If, on the basis of its RCOI, a registrant knows or has reason to believe that any of the necessary conflict minerals in its supply chain may have originated in any of the Covered Countries and knows they are not, or has reason to believe that they may not be, from recycled or scrap sources, the issuer must exercise due diligence on the conflict minerals’ source and chain of custody and submit a Conflict Minerals Report to the SEC that includes a description of those due diligence measures.

This report has been prepared by Super Micro Computer, Inc. (herein referred to as “Super Micro” the “Company,” “we,” “us,” or “our”). The information contained in this report includes the activities of all of the Company's majority-owned subsidiaries and variable interest entities that are required to be consolidated. This Report has not been subject to an independent private sector audit.
II. Company Overview
We are a global leader in high-performance, high-efficiency server technology and innovation. We develop and provide end-to-end green computing solutions to the cloud computing, data center, enterprise IT, big data, HPC and embedded markets. Our solutions range from complete server, storage, blade and workstations to full racks, networking devices, server management software and technology support and services.

We conduct our operations principally from our headquarters in California and facilities of our subsidiaries in Taiwan, the Netherlands, China and Japan. We sell our server systems and subsystems and accessories through our direct sales force as well as through distributors and Original Equipment Manufacturers ("OEMs").
III. Supply Chain Overview
Our supply chain operations for our server products include sourcing, order management, manufacturing, delivery, and return. We procure server components from the following four major types of suppliers:

•	Manufacturers or direct suppliers;

•	Contract manufacturers producing items to match specifications and standards set by us;

•	Distributors or resellers of manufactured components for other manufacturers; and

•	Customers providing us certain parts and materials to be used to fulfill their orders.

Logistics and service providers were excluded from the reasonable country of origin inquiry ("RCOI") and due diligence measures discussed below because we have concluded that they do not provide us with any products within the scope of the Rule.

As explained further below, we rely upon our suppliers and third parties to provide information on the origin, source and chain of custody of the conflict minerals contained in product components and materials. We commenced conflict minerals due diligence in 2013.

Based on representations from these suppliers, we have determined that they obtain conflict minerals used in our products from the following types of processing facilities:

•	Tin, Tungsten, Tantalum - From smelters which procure the relevant ore and then pass it through smelting, as applicable.

•	Gold - From smelters/ refiners which either obtain gold from the mines or through recycling.
IV. Conflict Minerals Policy
We are committed to complying with Section 1502 of the Dodd-Frank Act and achieving the goal of confirming that the materials used in our products are procured from conflict-free sources. We have considered the Rule’s requirements and related guidance from the Organization for Economic Cooperation and Development (the “OECD”), and we expect our suppliers to comply with the Code of Conduct of the Responsible Business Electro Alliance (“RBA”) and conduct their business in accordance with our supply chain responsibility expectations, as documented in our Conflict Mineral Policy (the "CM Policy") at http://www.supermicro.com/about/policies/Supermicro_Conflict_Minerals_Statement.pdf.

In support of this policy, we expect to:

a.
Exercise due diligence about suppliers for products containing or suspected to contain conflict minerals, consistent with the OECD's Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, 3rd Edition and the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidance”), as tailored to include steps appropriate for downstream companies, and encourage our suppliers to do likewise with their suppliers;

b.	Provide, and expect our suppliers to cooperate in providing, due diligence information to confirm that the tantalum, tin, tungsten and gold in our supply chain are procured from conflict-free sources;

c.
Collaborate with our suppliers and others on industry-wide solutions through our membership in the Responsible Minerals Initiative (“RMI”) and participation in industry-wide conflict minerals forums to encourage the manufacture of products that do not directly or indirectly finance or benefit armed groups in the Covered Countries; and

d.	Require our suppliers to subscribe to and follow the RBA Code of Conduct.
V. Reasonable Country of Origin Inquiry
Our supply chain due diligence "scope of work" included our existing component suppliers that provide products and components that contain one or more 3TG minerals (collectively referred to as "In Scope Suppliers"). To help establish our supply chain sourcing programs, we have adopted the RMI’s Conflict Mineral Reporting Template ("CMRT") and launched a Reasonable Country of Origin (RCOI) survey using the CMRT for In Scope Suppliers, which suppliers represent 100% of our total 2018 product-related sourcing expenditures. We reviewed our In Scope Suppliers and categorized them into three tiers based on procurement value. We identified our top 17 suppliers by procurement value as the first tier, followed by the next top 66 suppliers as the second tier and the remaining 211 suppliers as the third tier. The suppliers in the first and second tiers accounted for 99% of our total 2018 product-related sourcing expenditures. The purpose for this classification was to facilitate a focused follow-up process with our suppliers in securing responses to the CMRT on a timely basis through appropriate allocation of resources. The percentage of CMRT received from our In Scope Suppliers during 2018 was 99% compared to 82% in 2017. We noted a 17% improvement in the response rate from our first two tiers of suppliers, and there was an increase of approximately 22% in responses from our third tier of suppliers. The data on which we relied to determine the country of origin of the minerals was obtained through our membership in the RMI.

After conducting our RCOI, we were unable to determine the country of origin for all of the conflict minerals contained in our products that are not from recycled or scrap sources. Given this result, we determined that the Rule requires us to exercise due diligence on the source and chain of custody of the conflict minerals contained in our products, using a framework that conforms to a nationally or internationally recognized due diligence framework.
VI. Due Diligence

a.	Due Diligence Framework
We have exercised due diligence on the source and chain of custody of the necessary conflict minerals used in our products to identify minerals originating from the Covered Countries that are not from scrap or recycled sources. The design of our due diligence processes has been developed to conform to the five-step framework proposed by the OECD Guidance and the related supplements for gold, tin, tantalum and tungsten. Given that we do not have a direct relationship with the smelters and refiners that process the conflict minerals that are present in our products, we rely on the RMI and other organizations to conduct third-party audits of smelters and refiners.

Our conflict minerals due diligence process includes:

•	Establishment of strong company management systems;

•	Identify and assess risks in the supply chain;

•	Design and implement a strategy to respond to identified risks;

•	Independent 3rd Party Audit of Smelter/Refiners Due Diligence Practices

•	Report annually on supply chain due diligence.

b.	Inherent Limitations on Due Diligence Measures
As a downstream purchaser of conflict minerals, we do not have direct relationships with smelters or refiners that produce the conflict minerals within our supply chain and the complexity of that supply chain limits our ability to directly obtain information about those producers of conflict minerals. Accordingly, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals. Our due diligence processes are based on the necessity of seeking data from our direct suppliers and those suppliers seeking similar information within their supply chains to identify the original sources of the necessary conflict minerals. We also rely, to a large extent, on information collected and provided by independent third party audit programs. Such sources of information, as well as our smelters, may yield inaccurate or incomplete information.

c.	Brief Description of Due Diligence Measures Taken

(i)	Establishment of Strong Company Management Systems:
We have established a management system for complying with applicable conflict minerals reporting and disclosure rules. Our management system includes the development of a Conflict Minerals Oversight Committee led by our Senior VP of Operations, Senior VP and Chief Financial Officer and Chief Compliance Officer, and a team of subject matter experts (Conflict Minerals Committee) is responsible for implementing our conflict minerals compliance policy and strategy. The Conflict Minerals Oversight Committee is briefed periodically about the results of our due diligence efforts and reports periodically to the Audit Committee of our Board of Directors.

We maintain our Conflict Minerals Policy that states our position on the use of conflict minerals. Our Conflict Minerals Policy has been communicated to all existing suppliers and was provided to new suppliers as part of our supplier "onboarding" process. We have provided training to our conflict mineral related team members. Additionally, our policy is prominently posted on our public facing website.

(ii)	Identification and Assessment of Risks in the Supply Chain:
We have made reasonable efforts to identify all In Scope Suppliers that supply products that may potentially contain conflict minerals by conducting a supply chain survey using the RMI CMRT; requesting our In Scope Suppliers to identify smelters and refiners and countries of origin of the conflict minerals in products they supply to us; following up with In Scope Suppliers that do not respond to the CMRT by requesting their responses; comparing smelters and refiners identified by our supply chain survey against the list of facilities that are identified by RMI as conformant with the Responsible Minerals Assurance Process (“RMAP”) assessment protocols, which list provides country of origin; and maintaining documentation of reasonable efforts we have made to identify and assess supply chain risks. We have also reviewed the responses to identify potential red flags for further follow-up.

(iii)	Strategic Response to Identified Risks:
We have implemented a risk mitigation response to monitor and track suppliers, smelters and refiners identified as not meeting the requirements set forth in our Conflict Minerals Policy or contractual requirements to determine their progress in meeting those requirements. We will continuously make reasonable efforts to encourage suppliers who are sourcing from non-conflict-free smelters to move towards the use of conflict-free smelters. If a supplier fails to remedy the risks identified by our compliance risk assessment, we will escalate the matter to the Conflict Minerals Oversight Committee to determine whether to approve or reject the supplier based on the following factors: a cost and benefit analysis; evaluation of potential risk factors; any existing competitive bids; and whether the supplier is a single source supplier to the Company. If the Oversight Committee decides to continue a business relationship with a non-compliant supplier due to inherent limitations of our supply chain, we will use reasonable efforts to follow up with the supplier for its correction plan, and encourage the supplier to work with smelters that are conformant with the RMAP assessment protocols. We also provide periodic compliance updates or reports to our Conflict Minerals Oversight Committee summarizing our risk mitigation efforts. Additionally, we have made updates to our policy to minimize the potential of onboarding any new suppliers who are not conformant with the RMAP assessment protocols, and thus not in alignment with our objective of sourcing from conflict-free suppliers.

(iv) Independent 3rd Party Audit of Smelter/Refiner’s Due Diligence Practices:
We do not have direct relationships with 3TG smelters and refiners, nor do we independently perform direct audits of these entities that provide the 3TG in our supply chain. As an alternative, we consider information collected and provided by independent third-party audit programs, such as RMAP and we rely upon industry efforts, including RMI’s, to influence smelters and refiners to voluntarily undergo the validation process under the RMAP. Additionally, we engaged a third party consultant with expertise in conflict minerals compliance to conduct an analysis of our conflict minerals program and activities. The consultant performed a gap analysis to identify areas for potential improvement in our program. We have updated our conflict minerals compliance plan based on the results of this analysis.

(v) Report Annually on Supply Chain Due Diligence
A Form SD and a Conflict Minerals Report as an exhibit thereto are filed annually with the SEC. The Form SD and Conflict Minerals Report are also available on our website at https://ir.supermicro.com/financial-information/sec-filings.

VII. Efforts to Determine the Mine or Location of Origin of the Conflict Minerals in Our Products and Facilities Used to Process the Conflict Minerals
The results of our RCOI and due diligence on the source and chain of custody of our necessary conflict minerals are the product of our iterative and escalating data collection and dialogue process with our In Scope Suppliers. This process is designed to obtain information regarding the smelters and refineries from which suppliers source such 3TG minerals and to confirm the status of such smelters or refineries as verified by the RMI as a method of assessing the mine and location of origin of such conflict minerals.

Based on the responses that we received from our suppliers, we identified 323 smelters and refineries as potential sources of 3TG minerals that were reported to be in our supply chain, of which 253 have been verified by the RMI to be conformant with the RMAP assessment protocols, and 9 are active (meaning they are in the process of being audited or have committed to the audit process). Table 1 below presents, by mineral, the total number of smelters and refineries identified and the percentage verified to be RMAP-conformant or in the RMI Verification Process. Year over year, the percentage of verified or in-process smelters has decreased from 87% to 81%. See Appendix I for a list, by name, of smelters and refiners verified as conformant with the RMAP assessment protocols.
Table 1 - Smelters and Refiners Verified as RMAP-Conformant or in the RMI Verification Process by Mineral.

	Total Smelters and Refiners by Mineral	Number Verified or In Process	Percentage Verified or In Process
Gold	151	106	70%
Tantalum	42	40	95%
Tin	84	75	89%
Tungsten	46	41	89%
As to the remainder of the smelters and refineries that are not verified by the RMI, we were unable to determine the mines of origin or the minerals sourced from such smelters and refineries.

VIII. Due Diligence Process Improvement Efforts

Due to the level of complexity of our products and the respective supply chains and our position in these supply chains as a downstream company, it will take additional time and resources for a number of our suppliers to verify the source mines and country of origin of all of the minerals used by their smelters and refiners. We intend to take the following steps to continue to improve our due diligence measures and to further mitigate the risk that trade in the conflict minerals contained in our products could benefit armed groups in Covered Countries:

a.
Continuing to focus our efforts on collaborating with industry peers through our membership in the RMI to improve the systems of transparency and control in our supply chain, including through our use of the latest revision of the CMRT in connection with our RCOI of our supply chain.

b.	Continuing to partner with our In-Scope Suppliers and others on industry-wide solutions through our membership in RMI in an effort to collaboratively increase the number of verified smelters.

c.
Enhancing our engagement with our relevant first-tier suppliers in order to further build their knowledge and capacity so they are able to provide more complete and accurate information on the source and chain of custody of conflict minerals in our supply chain. Selected suppliers who have demonstrated insufficient knowledge and sophistication related to CM compliance will be provided with CM training.

d.
Encouraging our supply chain to source conflict minerals from smelters that are conformant to the RMAP. Updates to the terms and conditions of our vendor/supplier documents and our supply chain policy will emphasize further to our supply chain (both existing and new suppliers), our goal of achieving a conflict-free supply chain.

e.
Continuing our work to refine the process for conducting follow-up with our surveyed suppliers to more effectively resolve unreasonable or illogical responses in their surveys. Additionally, we continue to refine the use of a specialized software tool to distribute the CMRT, receive responses, follow-up as needed, aggregate and analyze the data and product meaningful and actionable reports on our supply chain.

FORWARD LOOKING STATEMENTS
This Specialized Disclosure Report on Form SD and any exhibits hereto contain “forward-looking statements” about our plans, intentions, forecasts and other expectations concerning the Company's future actions to engage contract manufacturers, to identify to the extent possible the source of conflicts minerals in its products and to take other actions regarding its product sourcing The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties .. These forward-looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available. In some cases, you can identify forward-looking statements by terminology including “would,” “could,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of these terms or other comparable terminology. Risks and uncertainties that could cause actual actions or results to differ include, without limitation, risks and uncertainties associated with the progress of industry and other supply chain transparency and smelter or refiner validation programs for conflict minerals, the possibility of inaccurate information, fraud and other irregularities, inadequate supplier education and knowledge, limitations on the ability or willingness of suppliers to provide more accurate, complete and detailed information and limitations on our ability to verify the accuracy or completeness of any supply chain information provided by suppliers, third-party audit programs or others In addition, you should specifically consider various factors contained in our filings with the SEC, including those factors discussed under the caption “Risk Factors” in such filings. These factors may cause our actual results to differ materially from those anticipated or implied in the forward-looking statements. Our reporting obligations under the conflict minerals rules may change in the future and our ability to implement certain processes or obtain information from our suppliers may differ materially from those anticipated or implied in this report. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DOCUMENTS INCORPORATED BY REFERENCE
Unless otherwise expressly stated herein, no documents, third-party materials or references to websites (including Super Micro's) are incorporated by reference in, or to be considered to be a part of, this Conflict Minerals Report.

Appendix I
Smelters and Refineries
RMAP-Conformant

Metal	Smelter Name as Provided by Supplier	Country Location
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Asahi Pretec Corp.	JAPAN
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Aurubis AG	GERMANY
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Cendres + Metaux S.A.	SWITZERLAND
Gold	Chimet S.p.A.	ITALY
Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	DODUCO Contacts and Refining GmbH	GERMANY
Gold	Dowa	JAPAN
Gold	Eco-System Recycling Co., Ltd.	JAPAN
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	HeeSung Metal Ltd.	KOREA, REPUBLIC OF
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY

Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Materion	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION

Gold	PAMP S.A.	SWITZERLAND
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Precinox S.A.	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	Royal Canadian Mint	CANADA
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Torecom	KOREA, REPUBLIC OF
Gold	Umicore Brasil Ltda.	BRAZIL
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Valcambi S.A.	SWITZERLAND
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	Yamakin Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	Geib Refining Corporation	UNITED STATES OF AMERICA
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA

Gold	Republic Metals Corporation	UNITED STATES OF AMERICA
Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold	Al Etihad Gold LLC	UNITED ARAB EMIRATES
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES
Gold	T.C.A S.p.A	ITALY
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF
Gold	Marsam Metals	BRAZIL
Gold	SAAMP	FRANCE
Gold	Italpreziosi	ITALY
Gold	SAXONIA Edelmetalle GmbH	GERMANY
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	AU Traders and Refiners	SOUTH AFRICA
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF
Gold	Planta Recuperadora de Metales SpA	CHILE
Gold	Safimet S.p.A	ITALY
Tantalum	Asaka Riken Co., Ltd.	JAPAN
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA
Tantalum	Exotech Inc.	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	LSM Brasil S.A.	BRAZIL
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	NPM Silmet AS	ESTONIA

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	QuantumClean	UNITED STATES OF AMERICA
Tantalum	RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemical Co., Ltd.	JAPAN
Tantalum	Telex Metals	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET Blue Metals	MEXICO
Tantalum	H.C. Starck Co., Ltd.	THAILAND
Tantalum	H.C. Starck Tantalum and Niobium GmbH	GERMANY
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES OF AMERICA
Tantalum	H.C. Starck Ltd.	JAPAN
Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	KEMET Blue Powder	UNITED STATES OF AMERICA
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	Power Resources Ltd.	MACEDONIA, THE FORMER YUGOSLAV REPUBLIC OF
Tantalum	Jiujiang Janny New Material Co., Ltd.	CHINA
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA

Tin	Alpha	UNITED STATES OF AMERICA
Tin	CV Gita Pesona	INDONESIA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Premium Tin Indonesia	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	Dowa	JAPAN
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Fenix Metals	POLAND
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	Operaciones Metalurgical S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Eunindo Usaha Mandiri	INDONESIA
Tin	PT Karimun Mining	INDONESIA

Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Sumber Jaya Indah	INDONESIA
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	Soft Metais Ltda.	BRAZIL
Tin	Thaisarco	THAILAND
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Tin Company Limited	CHINA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	PT Inti Stania Prima	INDONESIA
Tin	CV Ayi Jaya	INDONESIA
Tin	CV Dua Sekawan	INDONESIA
Tin	CV Tiga Sekawan	INDONESIA
Tin	Resind Industria e Comercio Ltda.	BRAZIL
Tin	Metallo Belgium N.V.	BELGIUM

Tin	Metallo Spain S.L.U.	SPAIN
Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT Sukses Inti Makmur	INDONESIA
Tin	PT Kijang Jaya Mandiri	INDONESIA
Tin	PT Menara Cipta Mulia	INDONESIA
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tin	Gejiu Fengming Metallurgy Chemical Plant	CHINA
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA
Tin	Modeltech Sdn Bhd	MALAYSIA
Tin	Gejiu Jinye Mineral Company	CHINA
Tin	PT Lautan Harmonis Sejahtera	INDONESIA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	PT Bangka Serumpun	INDONESIA
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIET NAM
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA

Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	H.C. Starck Smelting GmbH & Co. KG	GERMANY
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIET NAM
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	CHINA
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA
Tungsten	ACL Metais Eireli	BRAZIL
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Moliren Ltd.	RUSSIAN FEDERATION

RMAP-Active (In the Verification Process)

Metal	Smelter Name as Provided by Supplier	Country Location
Gold	Chugai Mining	JAPAN
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND
Gold	Remondis Argentia B.V.	NETHERLANDS
Gold	L'Orfebre S.A.	ANDORRA
Gold	Bangalore Refinery	INDIA
Gold	NH Recytech Company	KOREA, REPUBLIC OF
Gold	DS PRETECH Co., Ltd.	KOREA, REPUBLIC OF
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA

Countries of origin of the conflict minerals these facilities process are believed to include: AUSTRALIA, AUSTRIA, BELGIUM, BOLIVIA (PLURINATIONAL STATE OF), BRAZIL, CANADA, CHILE, CHINA, ESTONIA, FRANCE, GERMANY, INDIA, INDONESIA, ITALY, JAPAN, KAZAKHSTAN, KOREA, REPUBLIC OF YRGYZSTAN, MACEDONIA, THE FORMER YUGOSLAV REPUBLIC OF, MALAYSIA, MEXICO, PERU,
PHILIPPINES, POLAND, RUSSIAN FEDERATION, SINGAPORE, SOUTH AFRICA, SPAIN, SWEDEN, SWITZERLAND, TAIWAN, PROVINCE OF CHINA, THAILAND, TURKEY, UNITED ARAB EMIRATES, UNITED STATES OF AMERICA, UZBEKISTAN, VIETNAM